Exhibit 1

JOINT FILING AGREEMENT

The undersigned parties hereby agree that this Schedule 13D filed herewith relating to the Class A ordinary shares, par value $0.0001 per share, of Spree Acquisition Corp. 1 Limited, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each such person.

Date: April 5, 2022

Spree Operandi U.S. LP

By: Spree Operandi, LP

	By:	Spree Operandi GP Limited, its sole General Partner
	By:	/s/ Shay Kronfeld
	Name:	Shay Kronfeld
	Title:	Director

Spree Operandi, LP

	By:	Spree Operandi GP Limited, its sole General Partner
	By:	/s/ Shay Kronfeld
	Name:	Shay Kronfeld
	Title:	Director

Spree Operandi GP Limited

By:	/s/ Eran (Rani) Plaut
Name:	Eran (Rani) Plaut
Title:	Director

/s/ Eran (Rani) Plaut
Eran (Rani) Plaut

/s/ Shay Kronfeld
SHAY KRONFELD